SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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TYSON FOODS, INC.

(Name of Registrant as Specified in Its Charter)

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Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 7, 2003

To the Shareholders of Tyson Foods, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 7, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect ten members to the Board of Directors.

2.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 24, 2002, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof.

To make it easier for you to vote, Internet and telephone voting are available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 28, 2002 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson
Secretary

Springdale, Arkansas
January 2, 2003

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
On February 7, 2003

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Tyson Foods, Inc., a Delaware corporation (the “Company”). It is for use only at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 7, 2003, at 10:00 a.m., local time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about January 2, 2003.

OUTSTANDING STOCK AND VOTING RIGHTS

As of September 28, 2002, the outstanding shares of the Company’s capital stock consisted of 251,323,855 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 101,636,348 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 24, 2002, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the meeting is required to elect any director.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of September 28, 2002 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Don Tyson and Tyson Limited Partnership 2210 West Oaklawn Drive Springdale, AR 72762-6999	Class B Common Stock	101,598,560(1)	99.9

Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	Class A Common Stock	18,913,100(2)	7.5

Archer-Daniels-Midland Company 4666 Faries Parkway Decatur, IL 62525	Class A Common Stock	15,142,940(3)	6.0

FMR Corp. 82 Devonshire Street Boston, MA 02109	Class A Common Stock	14,356,620(4)	5.7

Mellon Financial Corp. One Mellon Bank Center 500 Grant Street Pittsburgh, PA 15258-0001	Class A Common Stock	12,578,854(5)	5.0

(1)
Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, a Director of the Company, 91,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the “Partnership”), 3,000,000 shares of Class B Common Stock owned of record by the TLPCRT, LP, a Delaware limited partnership controlled by the Partnership and 6,000,000 shares of Class B Common Stock owned of record by the TLP Investment, LP, a Delaware limited partnership controlled by the Partnership. Don Tyson has a 54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.062 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson and a Director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson’s adult children, including John Tyson, Chairman and Chief Executive Officer of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, a Director of the Company; Barbara A. Tyson; John Tyson; James B. Blair and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership’s business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to Don Tyson’s direct and indirect interest in the Class B Common Stock, he is also the owner of record of 1,109,257 shares of Class A Common Stock, as described in the Security Ownership of Management table.

(2)
Based solely on information obtained from a Form 13F filed by Alliance Capital Management L.P. (“Alliance”), a subsidiary of AXA Financial, Inc., with the Securities and Exchange Commission (“SEC”) on or about November 13, 2002. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Alliance’s Form 13F.

(3)
Based solely on information obtained from a Form 13D filed by Archer-Daniels-Midland Company (“ADM”) with the SEC on or about October 9, 2001. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in ADM’s Form 13D.

(4)
Based solely on information obtained from a Form 13F filed by FMR Corp. (“FMR”) with the SEC on or about November 14, 2002. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FMR’s Form 13F.

(5)
Based solely on information obtained from a Form 13G filed by Mellon Financial Corp. (“Mellon”) with the SEC on or about February 7, 2002. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Mellon’s Form 13G.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of September 28, 2002, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned(1)	Percent of Outstanding Class B Common Stock	Aggregate Voting Percentage
Don Tyson(2)	1,109,257	*	101,598,560	99.9	80.2
John Tyson (3)	989,173	*			*
Leland E. Tollett(3)	3,367,153	1.3			*
Joe F. Starr(4)	2,058,833	*			*
Robert L. Peterson	922,447	*			*
Donald E. Wray(4)	900,829	*			*
Gerald M. Johnston(4)	763,681	*			*
Richard L. Bond	624,167	*			*
Eugene D. Leman	459,499	*			*
Greg W. Lee	349,513	*			*
Steven Hankins	174,179	*			*
Barbara A. Tyson(3)	164,599	*			*
Shelby D. Massey(4)	35,778	*			*
Lloyd V. Hackley	11,018	*			*
Jo Ann R. Smith	4,440	*			*
Jim Kever	129	*			*
Barbara Allen(4)	0	*			*
David A. Jones	0	*			*
All Directors and Executive Officers as a Group (21 persons)	12,201,660	4.9	101,598,560	99.9	81.1

*	Indicates ownership or aggregate voting percentage of less than 1%.
(1)
Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options (or options exercisable on or within 60 days after September 28, 2002), held by the directors and executive officers as a group in amount of 1,654,906, and held by the named individuals in the amounts as follows: John Tyson (81,750); Leland E. Tollett (258,750); Robert L. Peterson (285,720); Donald E. Wray (168,750); Gerald M. Johnston (63,750); Richard L. Bond (371,247); Greg W. Lee (102,000); Eugene D. Leman (241,189) and Steven Hankins (47,400).

(2)	Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, TLPCRT, LP and TLP Investment, LP as described in Footnote 1 to the Principal Shareholders table.
(3)
Does not include any shares of Class B Common Stock owned of record by the Tyson Limited Partnership of which John Tyson, Leland E. Tollett and Barbara A. Tyson have a partnership interest, as described in Footnote 1 to the Principal Shareholders table.

(4)	Messrs. Starr, Wray, Johnston and Massey and Ms. Allen are not standing for re-election as directors at the Annual Meeting.

ELECTION OF DIRECTORS

Nominees

The Board for the ensuing year is currently set at ten members and may be fixed from time to time by or in the manner provided in the Company’s Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. At its November 15, 2002 meeting, the Board determined that is was appropriate to undertake a review of its current size and composition. This review occurred as part of the Board’s overall initiative (which is described in more detail below) to evaluate and adopt new corporate governance standards in light of the recently enacted Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and proposed amendments to the New York Stock Exchange (“NYSE”) listing requirements. It was the sense of the Board that its current size of fifteen members had become too large and that a more streamlined composition, together with a better balance of inside and outside directors, would allow the Board to more efficiently and effectively carry out its duties. The Board delegated the responsibility of determining the appropriate size and composition of the Board to its Executive Committee (the “Executive Committee”). After discussing the issue with individual Board members and after considering a number of factors, including the current status, responsibilities, experience and activities of Board members, the size of other comparably sized public company boards and the Board’s historical size, the Executive Committee determined that the size of the Board should be reduced to ten members and that the overall percentage of Board members who are not current or former officers of the Company should be increased. As a result, the following slate of ten nominees has been chosen and is recommended for approval at the Annual Meeting.

Don Tyson, 72, served as Senior Chairman of the Board from 1995 to October 2001 when he retired and became a consultant to the Company. He served as Chairman of the Board from 1991 to 1995, and as Chairman and Chief Executive Officer from 1967 to 1991. Mr. Tyson has been a member of the Board since 1952.

John Tyson, 49, is Chairman of the Board and Chief Executive Officer of the Company and has held his current title since October 2001. He served as Chairman of the Board, President and Chief Executive Officer from April 2000 to October 2001, as Chairman of the Board from 1998 to April 2000, as Vice Chairman from 1997 to 1998 and as President of the Company’s Beef and Pork division from 1993 to 1998. Mr. Tyson has been a member of the Board since 1984.

Leland E. Tollett, 65, a private investor, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998 when he retired and became a consultant to the Company. An employee of the Company since 1959, Mr. Tollett was President and Chief Executive Officer from 1991 to 1995. Mr. Tollett is a director of J. B. Hunt Transport Services, Inc. Mr. Tollett has been a member of the Board since 1984.

Barbara A. Tyson, 53, served as Vice President of the Company until October 1, 2002, when she retired and became a consultant to the Company. Ms. Tyson has served in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

Lloyd V. Hackley, 62, is President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc. He is a director of Branch Banking and Trust Corporation headquartered in Winston-Salem, North Carolina. He was President of the North Carolina Community College System from 1995 to 1997. Mr. Hackley has been a member of the Board since 1992.

Jim Kever, 50, is the Founding Partner of Voyent Partners, LLC, an investment partnership. Before forming Voyent in 2001, Mr. Kever served as a director of Quintiles Transnational and had served as Chief Executive Officer of Envoy Corporation, a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from August 1995 until March 1999 and as a director from Envoy’s incorporation in August 1994 until March 1999. Mr. Kever is currently a director of Quintiles Transnational, a provider of consulting services to the pharmaceutical, biotechnology and medical device industries, Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions, 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models, and Luminex Corporation, a developer, manufacturer and marketer of proprietary biological testing technology for the life sciences industry. Mr. Kever has been a member of the Board since 1999.

David A. Jones, 53, has been Chairman and Chief Executive Officer of Rayovac Corporation since 1996. Before joining Rayovac, Mr. Jones served as President, Chief Executive Officer and Chairman of Thermoscan, Inc. from 1994 to 1996, and as President, Chief Executive Officer and Chairman of Regina Company from 1989 to 1994. He was previously with Electrolux Corporation and General Electric Co. Mr. Jones is also a director of Rayovac Corp. and United Industries Corporation. Mr. Jones has been a member of the Board since 2000.

Robert L. Peterson, 70, a private investor, served as Chairman of the Board and Chief Executive Officer of IBP, inc. (“IBP”) from August 1981 until the merger of IBP into a wholly owned subsidiary of the Company (the “IBP Merger”) on September 28, 2001 when he retired and became a consultant to the Company. Mr. Peterson served as President and Chief Operating Officer of IBP from 1977 to 1981. He was a director of IBP from 1976 to 2001. Mr. Peterson has been a member of the Board since November 2001.

Richard L. Bond, 54, is the Company’s Co-Chief Operating Officer and Group President, Fresh Meats and Retail. Mr. Bond served as President and Chief Operating Officer of IBP from March 1997 until the IBP Merger, as President, IBP Fresh Meats from 1995 to 1997, Executive Vice President, IBP Beef Division from 1994 to 1995, and IBP Group Vice President, Beef Sales and Marketing from 1989 to 1994. He was a director of IBP from 1995 to 2001. Mr. Bond has been a member of the Board since November 2001.

Jo Ann R. Smith, 62, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture from 1989 to 1993 and has served in numerous capacities in the livestock industry. Ms. Smith is a former President of the National Cattlemen’s Beef Association and has chaired the Cattlemen’s Beef Promotion and Research Board. She was a director of IBP from 1993 to 2001. Ms. Smith has been a member of the Board since November 2001.

Each of the foregoing nominees is currently serving as a director of the Company and was elected at the last Annual Meeting. John Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. Except for IBP, none of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

The Board does not have a standing nominating committee. The Board will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year.

Information Regarding the Board and its Committees

The Board has a compensation committee (the “Compensation Committee”) whose primary function is to oversee the administration of the Company’s employee benefit plans and establish the Company’s compensation policies. See “Report of Compensation Committee” contained herein. The Compensation Committee is presently comprised of Barbara Allen, Chairman, David A. Jones and Lloyd V. Hackley. Prior to August 2, 2002, the Compensation Committee was comprised of Lloyd V. Hackley, Barbara Allen and Shelby D. Massey and held three meetings during fiscal 2002. Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee (the “Compensation Subcommittee”), comprised of Lloyd V. Hackley and Barbara Allen during fiscal 2002, for the purpose of administering awards under the Company’s performance-based compensation plans as required by Section 162(m) of the Internal Revenue Code (the “Code”). Effective August 2, 2002, the Compensation Subcommittee was no longer deemed necessary as all members of the Compensation Committee after that date were “outside/disinterested directors” for purposes of Section 162(m) of the Code.

The Board has an audit committee (the “Audit Committee”) whose primary function, as further described in its Charter attached as Appendix A, is to assist the Board in fulfilling its responsibilities by regular review and oversight of the Company’s financial reporting, audit and accounting processes. See “Report of Audit Committee” contained herein. The Audit Committee consists of Jim Kever, Chairman, Barbara Allen, Lloyd V. Hackley, David A. Jones and Jo Ann R. Smith. Each of these individuals qualifies as an “independent” director under the Sarbanes-Oxley Act and the current and proposed listing standards of the NYSE. The Audit Committee held four regularly scheduled meetings and three special telephonic meetings in fiscal 2002.

During fiscal 2002, the Board had a special committee (the “Special Committee”) for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee was comprised of Shelby D. Massey, Chairman, Lloyd V. Hackley, David Jones and Jim Kever. The Special Committee held one meeting during fiscal 2002. Effective August 2, 2002, the Special Committee was terminated and replaced by the governance committee (the “Governance Committee”). The Governance Committee’s primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee is comprised of Lloyd V. Hackley, Chairman, Shelby D. Massey, Jim Kever and Jo Ann R. Smith. The Governance Committee held no meetings during fiscal 2002.

The Board held four regularly scheduled meetings and two special telephonic meetings in fiscal 2002. All current directors attended at least 75% of the Board and committee meetings held during fiscal year 2002.

The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act which, among other things, sets forth a number of new corporate governance standards and disclosure requirements. In addition, the NYSE has recently proposed changes to its corporate governance and listing requirements. Many of the requirements of the Sarbanes-Oxley Act and the proposed NYSE rules are subject to final SEC rulemaking initiatives and, therefore, have not yet become effective. When effective, many of the requirements may be subject to lengthy transitional provisions. In anticipation of the final effectiveness of these requirements, the Board of Directors and its Committees have initiated actions to pre-comply with certain of the proposed rules. These actions include (i) adopting an amended Audit Committee Charter, which reflects certain changes required under the Sarbanes-Oxley Act, (ii) adopting a Compensation Committee Charter, outlining the duties of the Compensations Committee and requiring that each member meet the independence requirements of the NYSE, (iii) adopting a new Code of Conduct to replace the

Code of Conduct in place since 1998, (iv) adopting a detailed set of Corporate Governance Principles, (v) establishing the new independent Governance Committee and (vi) evaluating the size and composition of the Board. A copy of the new Audit Committee Charter is attached hereto as Appendix A. Copies of the new Audit Committee Charter, Compensation Committee Charter, Governance Committee Charter, Code of Conduct and Corporate Governance Principles are available on the Company’s website at www.tysonfoodsinc.com under “Investors.”

The Company, the Board and each of the above Committees will continue to monitor the progress of pending corporate governance legislation and related rule-making initiatives and will continue to evaluate Committee charters, duties and responsibilities with the intention of maintaining full compliance by the Company. Due to the changes in the size and composition of the Board, the Board will review the composition of each Committee and make appointments thereto as appropriate.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman and Chief Executive Officer and the four highest paid executive officers of the Company for such period in all capacities in which they served:

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation Awards		All Other Compensation (4,5)
Name and Principal Position	Year	Salary(1)		Bonus(1)			Other Annual Compensation		Options (2,3)	Restricted Stock(2)
John Tyson,	2002		$1,000,000		$3,480,000		$172,463	(6)	200,000	$2,796,000		$150,238
Chairman and Chief	2001		$650,000		$2,123,790		$125,146	(6)	200,000	–0–		$108,000
Executive Officer	2000		$650,000		$–0–		$132,886	(6)	–0–	$483,750		$108,000

Richard L. Bond,	2002		$900,000		$1,958,000		$73,685	(8)	100,000	$975,000		$334,602
Director and Co-Chief Operating Officer and Group President, Fresh Meats and Retail	2001		$624,667		$2,167,182	(7)	$61,566	(8)	73,815	–0–		$19,250
	2000		$688,532		$933,053		N/A		119,050	$529,968		$177,989

Greg W. Lee,	2002		$650,000		$1,414,000		$66,918	(9)	60,000	$838,800		$217,278
Co-Chief Operating	2001		$450,000		$298,542		N/A		100,000	–0–		$36,563
Officer and Group	2000		$412,500		$110,000		N/A		–0–	$322,500		$38,077
President, Food Service
and International

Eugene D. Leman,	2002		$501,656		$416,000		N/A		16,200	–0–		$270,892
Senior Group Vice	2001		$365,948		$320,000		N/A		67,625	–0–		$10,978
President, Fresh Meats	2000		$464,942		$559,576		N/A		38,572	$371,508		$136,869

Steven Hankins,	2002		$418,750		$350,000		N/A		15,000	$550,000		$47,583
Executive Vice President and Chief Financial	2001 2000	$ $	300,000 281,250	$ $	248,196 60,000		N/A N/A		50,000 –0–	$–0– 215,000	$ $	23,690 21,844
Officer

(1)
The table includes compensation information for Messrs. Bond and Leman for periods prior to the IBP Merger. Compensation information for these two individuals during 2000 reflects compensation actually paid or accrued to them by IBP during its fiscal year ending December 30, 2000. For the 2001 fiscal year, the table reflects compensation actually paid or accrued for Messrs. Bond and Leman during the partial period beginning December 31, 2000 and ending September 28, 2001.

(2)
The number of shares of restricted Class A Common Stock in each named executive officer’s account on September 28, 2002, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $11.88 per share, were as follows: Mr. Tyson—315,046 shares valued at $3,742,746; Mr. Bond—50,632 shares valued at $601,508; Mr. Lee—100,449 shares valued at $1,193,334; Mr. Leman—60,449 shares valued at $718,134; and Mr. Hankins—86,759 shares valued at $1,030,697. On May 4, 2000, the

Company canceled option grants to Messrs. Tyson, Lee and Hankins for 150,000, 80,000 and 60,000 shares, respectively, and awarded Messrs. Tyson, Lee and Hankins 45,000, 30,000 and 20,000 restricted shares, respectively, of Class A Common Stock under the Company’s Restricted Stock Bonus Plan. The restriction expires over periods through December 1, 2003. During the restricted period, individuals who receive restricted stock awards will be entitled to receive all dividends with respect to the restricted shares.

(3)
All option awards for former IBP officers that were originally made with respect to IBP common stock have been converted into options relating to the Company’s Class A Common Stock based upon the conversion formula used in the IBP Merger.

(4)
In 2002, “All Other Compensation” includes the following for Messrs. Tyson, Bond, Lee, Leman and Hankins: (i) Company matching contributions to the Employee Stock Purchase Plan of $50,000; $33,750; $32,500; $18,937 and $20,938 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $35,517; $15,192; $15,359; $-0- and $2,057 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $8,000; $1,077; $8,000; $-0- and $8,000 on behalf of each name executive, respectively, to match a portion of 2002 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Messrs. Tyson, Bond, Lee, Leman and Hankins, $56,417; $157,333; $161,115; $236,601 and $16,284 respectively, which represents premium payments under split dollar life insurance policies for which the Company will be reimbursed for premiums paid. Also includes $120,219 for Mr. Bond, which represents the amount received by Mr. Bond for relocation.

(5)	In 2002, “All Other Compensation” includes the following for Messrs. Bond and Leman: Company matching contributions to the IBP Retirement Income Plan of $6,750 and $15,050, respectively.
(6)
In 2002, “Other Annual Compensation” for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $83,606 and $74,290, respectively. In 2001, “Other Annual Compensation” for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $55,717 and $51,535, respectively. In 2000, “Other Annual Compensation” for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $62,928 and $58,203, respectively.

(7)	Includes a one-time nonrecurring bonus in the amount of $1,500,000 paid to Mr. Bond in connection with the IBP Merger.
(8)
In 2002, “Other Annual Compensation” for Mr. Bond includes travel and entertainment costs and amounts reimbursed for estimated income tax liability thereto of $33,068 and $29,384, respectively. In 2001, “Other Annual Compensation” for Mr. Bond includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $37,335 and $24,231, respectively.

(9)	In 2002, “Other Annual Compensation” for Mr. Lee includes travel and entertainment costs and amounts reimbursed for estimated tax liability related thereto of $34,174 and $30,367 respectively.

OPTION GRANTS IN LAST FISCAL YEAR

The following tables show all individual grants of stock options to the named executives during the fiscal year ended September 28, 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	5%	10%
John Tyson(1)	200,000	8.06%	$9.32	10/15/11	$1,172,000	$2,970,000
Richard L. Bond(2)	100,000	4.03%	$9.75	10/8/11	$613,000	$1,554,000
Greg W. Lee(1)	60,000	2.42%	$9.32	10/15/11	$351,600	$891,000
Eugene D. Leman(1)	16,200	0.07%	$9.32	10/15/11	$94,932	$240,570
Steven Hankins(1)	15,000	0.06%	$9.32	10/15/11	$87,900	$222,750

(1)
These options were granted with respect to the Company’s Class A Common Stock for a ten-year period beginning as of October 15, 2001. The options do not qualify as “incentive stock options” under the Code. The exercise price of $9.32 was the fair market value of the Class A Common Stock on the date of the grant. For Messrs. Tyson, Leman and Hankins, vesting at 40% begins on October 15, 2003, the end of the second year, and continues at 20% for each subsequent year until all shares are vested on October 15, 2006. For Mr. Lee, vesting at 25% begins on October 15, 2003, the end of the second year, and continues at 25% for each subsequent year until all shares are vested on October 15, 2006. Options not exercised expire on October 15, 2011. Unvested options are forfeited upon termination of employment.

(2)
These options were granted with respect to the Company’s Class A Common Stock for a ten-year period beginning as of October 8, 2001. The options do not qualify as “incentive stock options” under the Code. The exercise price of $9.75 was the fair market value of the Class A Common Stock on the date of the grant. Vesting at 25% begins on October 8, 2003, the end of the second year, and continues at 25% for each subsequent year until all shares are vested on October 8, 2006. Options not exercised expire on October 8, 2011. Unvested options are forfeited upon termination of employment.

(3)
As required by SEC rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the ten-year option term and is not intended to forecast appreciation in stock price. The Company’s Class A Common Stock price at the end of the ten-year term based on a 5% annual appreciation for Messrs. Tyson, Lee, Leman and Hankins would be $15.18 and for Mr. Bond would be $15.88. The Company’s Class A Common Stock price at the end of the ten year term based on a 10% annual appreciation for Messrs. Tyson, Lee, Leman and Hankins would be $24.17 and for Mr. Bond would be $25.29.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-end Unexercised		Value of Unexercised In-the-Money Options at FY-end(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John Tyson	–0–	–0–	72,000	421,750	–0–	$588,000
Richard L. Bond(2)	–0–	–0–	371,247	100,000	$1,404,833	$213,000
Greg Lee	–0–	–0–	89,250	190,750	–0–	$191,600
Gene Leman(2)	–0–	–0–	241,189	16,200	$866,737	$41,472
Steven Hankins	–0–	–0–	39,600	78,800	–0–	$57,400

(1)	Amounts are based upon the market value of $11.88 less the exercise price for all shares underlying unexercised options as of September 28, 2002.
(2)
All option awards for former IBP officers that were originally made with respect to IBP common stock vested in full as of the date of the IBP Merger and have been converted into options relating to the Company’s Class A Common Stock based upon the conversion formula used in the IBP Merger.

Director Compensation

Barbara Allen, Lloyd V. Hackley, David A. Jones, Jim Kever, Shelby D. Massey, Jo Ann R. Smith and Joe F. Starr, non-employee directors serving on the Board during fiscal year 2002, received an annual retainer of $30,000, while Don Tyson, John Tyson, Richard L. Bond, Gerald M. Johnston, Robert L. Peterson, Leland E. Tollett, Barbara A. Tyson and Donald E. Wray, directors who are also employees or consultants of the Company, received $2,500 per regular quarterly meeting. Outside directors were compensated at the rate of $1,000 per day for time spent on board-related activities.

On August 2, 2002, the Board of Directors approved and adopted a new Non-Employee Director Compensation Policy. Non-Employee Directors will receive (i) an annual retainer of $30,000; (ii) $1,000 per day for time spent on board-related activities; (iii) annual option grants to purchase 3,000 shares of Class A Common Stock at the time of re-election as a director at the Annual Meeting, such option grant to be at the fair market value of the underlying shares on the date of grant; (iv) a grant of $15,000 of Class A Common Stock at the time of re-election as a director at the Annual Meeting; (v) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the date payment of the retainer is due. Additionally, the Chairman of the Audit Committee receives an additional $10,000 annual retainer (effective October 1, 2002) to be paid in quarterly installments and the Chairmen of the Governance Committee and the Compensation Committee receive an additional $5,000 annual retainer (effective October 1, 2002) to be paid in quarterly installments.

Employment Contracts

The Company and John Tyson entered into an employment contract effective October 1, 2001. This contract currently provides for his active employment through October 1, 2004, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The base salary under this contract is a minimum of $1,000,000 per annum. Additionally, Mr. Tyson was awarded (i) 300,000 shares of restricted Class A Common Stock, 200,000 shares of which vest on October 10, 2003 with the remainder vesting on October 10, 2006, and (ii) options to purchase 200,000 shares of Class A Common Stock at the price of $9.32 per share, the market price on the date of the grant, which vests forty percent (40%) on the second anniversary of the date of the award and in twenty (20%) increments annually thereafter until fully vested. If Mr. Tyson dies while serving as an employee of the Company, his designee(s) shall for twenty (20) years after the date of his death receive an annual payment equal to thirty three and one-third percent (33 1/3%) of his base salary at the time of his death. If Mr. Tyson’s employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Tyson’s death or permanent disability) or by Mr. Tyson for “good reason,” then the Company must pay Mr. Tyson an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100% vested. The contract provides for a one-year non-compete obligation from Mr. Tyson following the termination of employment with the Company.

The Company and Richard L. Bond entered into an employment contract effective September 28, 2001. This contract currently provides for his active employment through October 1, 2006, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Bond upon proper notice. The base salary under this contract is a minimum of $900,000 per annum. Mr. Bond was awarded (i) 100,000 shares of restricted Class A Common Stock, 50,000 shares of which vested October 8, 2001 with the remainder vesting in equal increments over five years beginning on the first anniversary date of the award, (ii) a credit of 50,000 shares of “phantom” Class A Common Stock toward a non-qualified deferred compensation arrangement for the benefit of Mr. Bond, and (iii) options to purchase 100,000 shares of Class A Common Stock at the price of $9.75 per share, the market price on the date of the grant, which vests in one-quarter increments beginning on the second anniversary of the date of the award and annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2003, 2004, 2005 and 2006 fiscal years (in each case so long as the contract is still in effect), the Company shall award Mr. Bond additional options to acquire 60,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Additionally, the contract provides that upon Mr. Bond’s retirement from active employment with the Company, the Company (i) shall pay Mr. Bond (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from September 28, 2001 until the date of payment) and (ii) shall enter into a contract with Mr. Bond which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for first five (5) years an annual amount equal to 60% of Mr. Bond’s base salary at the time of his retirement, and for the next five (5) years an annual amount equal to 30% of Mr. Bond’s base salary at the time of his retirement. If Mr. Bond’s employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” then the Company must pay Mr. Bond an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100%

vested. The contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company.

The Company and Greg W. Lee entered into an employment contract effective October 1, 2001. This contract currently provides for his active employment through October 1, 2006, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Lee upon proper notice. The base salary under this contract is a minimum of $650,000 per annum. Additionally, Mr. Lee was awarded (i) 90,000 shares of restricted Class A Common Stock, 15,000 shares of which vested October 15, 2001 with the remainder vesting in equal increments over five years beginning on the first anniversary date of the award, and (ii) options to purchase 60,000 shares of Class A Common Stock at the price of $9.32 per share, the market price on the date of the grant, which vests in one-quarter increments beginning on the second anniversary of the date of the award and annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2003, 2004, 2005 and 2006 fiscal years (in each case so long as the contract is still in effect), the Company shall award Mr. Lee additional options to acquire 60,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. If Mr. Lee’s employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Lee’s death or permanent disability) or by Mr. Lee for “good reason,” then the Company must pay Mr. Lee an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100% vested. The contract provides for a one-year non-compete obligation from Mr. Lee following the termination of employment with the Company.

In addition to the employment contracts described above, the Company has employment agreements with all of its executive officers, including Mr. Leman and Mr. Hankins. Each agreement has a term of five years, Mr. Leman’s commenced February 1, 2000 and Mr. Hankins’ commenced October 15, 2001. Each provides for a one-year non-compete obligation from the employee following the termination of employment with the Company. The agreements provide for, among other things, a minimum base salary and participation in Company employee benefit plans including specifically stock options and restricted stock as an incentive to an employee’s long term commitment to the Company. The minimum base salary for Mr. Leman is $475,000 and Mr. Hankins is $400,000. While the agreements terminate by their terms after five years, (i) the employee has the right to terminate it, subject to the non-compete obligation, upon one year’s notice and (ii) the Company has the right to terminate the agreement at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the employment contract (which in any event does not exceed six months) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

Advisory Contracts

The Company and Don Tyson, who retired as Senior Chairman of the Board on October 19, 2001, entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement. In consideration for his advisory services, Mr. Tyson will receive (i) $800,000 for each year during the term of the contract and (ii) 1,000,000 shares of restricted Class A Common Stock which vests October 10, 2003. The contract also provides for the provision of Mr. Tyson’s travel and entertainment costs, as well as his estimated income tax liability with respect thereto, consistent with past practices, and continuation of health and life insurance benefits. In the event of Mr. Tyson’s death, the above described benefits will be paid to the surviving of Mr. Tyson’s three children. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Robert L. Peterson, who retired as Chairman of the Board and Chief Executive Officer of IBP on September 28, 2001, entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement. In consideration for his advisory services, Mr. Peterson will receive $400,000 for each year during the term of the contact. The contract also provides for continued vesting of outstanding stock options and restricted stock, and continuation of health and life insurance benefits. In the event of Mr. Peterson’s death, (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and (ii) his estate may continue to exercise all unexercised stock options issued to Mr. Peterson until the earlier of the original expiration date of the options or twelve months following his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Leland E. Tollett, who retired as Chairman and Chief Executive Officer in October 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett is currently receiving annual compensation of $310,000 and will receive annual compensation of $125,000 for the last five years of the ten-year term. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Barbara A. Tyson, who retired as a Vice President effective October 1, 2002, entered into a contract which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, beginning October 1, 2002, Ms. Tyson will receive annual compensation of $7,200. The contract also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the contract in the event she accepts employment with any competitor of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is presently comprised of Barbara Allen, Chairman, David A. Jones and Lloyd V. Hackley. All Compensation Committee members satisfy the current and proposed NYSE definition of independence. Prior to August 2, 2002, the Compensation Committee was comprised of Lloyd V. Hackley, Barbara Allen and Shelby D. Massey. The Compensation Committee oversees the administration of the Company’s employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board, except for decisions relating to certain of the Company’s compensation plans which require approval and administration solely by a committee comprised of “outside/disinterested directors.” Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Lloyd V. Hackley and Barbara Allen during fiscal 2002, for the purpose of administering awards under the Company’s performance-based compensation plans as required by Section 162(m) of the Code. Effective August 2, 2002, the Compensation Subcommittee is no longer deemed necessary as all members of the Compensation Committee after that date were “outside/disinterested directors” for purposes of Section 162(m) of the Code.

The following is a report submitted by the above-listed present committee members in their capacity as the Compensation Committee of the Board, addressing the Company’s compensation policy as it related to executive officers for fiscal 2002.

Compensation Policy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies during fiscal 2002 integrated annual base compensation with (i) bonuses based upon a targeted earnings before interest and taxes (“EBIT”), (ii) equity-based compensation and (iii) incentive and deferred compensation.

Under the targeted EBIT approach, performance is measured in large part on achievement of a common corporate goal, while still recognizing division and individual performance. Accordingly, in years in which targeted EBIT is achieved or exceeded, executive compensation is higher than in years in which targeted EBIT is not achieved. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is “performance-based.” Section 162(m) historically has not had an impact or resulted in the loss of a deduction with respect to cash compensation paid to the Company’s executives; however, $1,074,081 and $105,553 of Mr. Tyson’s compensation during the 2001 and 2002 fiscal years, respectively, are not expected to qualify for deduction.

Fiscal 2002 Compensation

For fiscal 2002, the Company’s executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) contributions under the Company’s broad-based Employee Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions, and (v) grants of incentive stock options and restricted stock under the Tyson Foods, Inc. 2000 Stock Incentive Plan.

Base Salary

Executives’ base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Benchmark surveys are performed by independent compensation consultants to aid in this comparison. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company’s executive officers as a whole are comparable with the base salaries of other persons similarly situated.

In fiscal 2002, the Company adopted employment agreements with its officers, including executive officers. These agreements were adopted in light of a number of changes as a result of the IBP Merger, including the increase in size and scope of the Company’s operations, the increase in the number of officers and their responsibilities, and the presence of existing employment agreements with IBP officers. In addition to standard provisions regarding non-competition, confidentiality and benefits, these agreements provide for a minimum base salary for each executive officer that was determined after consulting independent salary surveys as well as participation in Company employee benefit plans, including specifically stock options and restricted stock, as an incentive to an employee’s long term commitment to the Company. A complete description of these agreements is provided under “Executive Compensation and Other Information-Employment Contracts.”

2002 Cash Bonuses

The Company instituted a new bonus plan in fiscal 2002. The new plan emphasized a “one company” philosophy. All team members work towards the achievement of a common corporate goal, with a company-wide bonus pool being determined based on a targeted EBIT amount, which in turn is based upon a targeted return on invested capital. No bonuses are paid unless the Company achieves a threshold EBIT amount. The intent during 2002 and in the future was and is to have minimal variance in bonus payments by job grade throughout the divisions of the organization, thus creating a team concept.

For executive officers, a targeted percentage of base salary determines the bonus an executive is eligible to receive if the Company achieves 100% of the targeted EBIT amount. If the targeted EBIT amount is not achieved, such bonus eligibility is proportionally reduced. Once bonus eligibility is determined, the bonus may then be increased or decreased based upon division and individual performance.

Targeted EBIT for fiscal 2002 was $1.036 billion, with no bonuses to be paid unless EBIT exceeded the threshold of $570 million. EBIT for 2002 for purposes of the bonus calculation was $899 million. As a result, executive officers were eligible to receive approximately 72% of their targeted bonus, subject to a review of division and individual performance.

Stock-Based Compensation

The Compensation Committee approves long-term compensation in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company’s stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has previously been delegated to and has been in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviewed the Company’s performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, the Compensation Subcommittee, (1) on October 8, 2002 awarded 100,000 shares of restricted stock, 50,000 shares of phantom stock and 100,000 option shares to Richard L. Bond, (2) on October 15, 2001 awarded 3,896,652 shares of restricted stock and 2,379,958 option shares to other executive officers and managers, and (3) awarded an aggregate of 1,232,752 shares of restricted stock during fiscal 2002 pursuant to additional employment agreements entered into during fiscal 2002, all of such awards being under the Tyson Foods, Inc. 2000 Stock Incentive Plan. The Committee did not award any other equity incentives during fiscal 2002. These options vest in annual increments beginning on the second anniversary of the date of the award and the shares of restricted stock vest on the fifth anniversary of the grant date.

Compensation of the Chairman and CEO and Certain Other Executive Officers

The general approach used in setting the base compensation for John Tyson, the Company’s Chairman and Chief Executive Officer, Richard L. Bond, the Company’s Co-Chief Operating Officer and Group President, Fresh Meats and Retail, Greg W. Lee, the Company’s Co-Chief Operating Officer and Group President, Food Service and International, and Eugene D. Leman, the Company’s Senior Group Vice President, Fresh Meats, has been to provide compensation which is comparable and competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders.

Effective fiscal 1995, the Company (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of Section 162(m). The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a “bonus pool” to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company’s pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Committee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

The only participants under the Senior Executive Performance Bonus Plan during fiscal year 2002 were Messrs. Tyson, Bond, Lee and Leman. Based upon Messrs. Tyson’s, Bond’s, Lee’s and Leman’s pro-rata percentage of the bonus pool, the Compensation Committee has determined that they would have been eligible for a cash bonus in fiscal 2002 of $3,546,910, $2,216,819, $2,216,819 and $886,728, respectively. The Compensation Committee awarded Messrs. Tyson, Bond, Lee and Leman bonuses of $3,480,000, $1,958,000, $1,414,000 and $416,000, respectively.

Summary

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2002 adequately reflect the Company’s compensation goals and policies.

Barbara Allen
Lloyd V. Hackley
David A. Jones

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above under the caption “Report of Compensation Committee.” No member of the Compensation Committee was an officer or employee of the Company during fiscal 2002; however, Mr. Massey, who served as a member of the Compensation Committee until August 2, 2002, did serve as Senior Vice Chairman of the Board from 1985 to 1988.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 28, 2002. The Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm’s independence from management and the Company. Based on the review and discussions above, the Committee recommends to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, (iii) review and oversee the Company’s internal audit department and (iv) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board of Directors. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. Most recently, the Audit Committee has evaluated the effect of the Sarbanes-Oxley Act on the Audit Committee and its charter. The Sarbanes-Oxley Act sets forth a number of new corporate governance standards, including certain audit committee responsibilities. Additionally, the NYSE currently has proposed changes to its corporate governance and listing requirements before the SEC for approval. In light of the Sarbanes-Oxley Act and the NYSE proposals, on November 14, 2002, the Audit Committee and the Board approved a new Audit Committee Charter, attached hereto as Appendix A. The Audit Committee has considered and will continue to reconsider its charter in light of these legislative and rule-making initiatives with the intention of maintaining full compliance with the Sarbanes-Oxley Act and any applicable NYSE listing standards or SEC rules.

Jim Kever, Chairman
Barbara Allen
Lloyd V. Hackley
David A. Jones
Jo Ann R. Smith

COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for the Company’s common stock, the S&P 500 Index and the S&P 500 Packaged Foods & Meats Index.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
(Tyson Foods, S&P 500 Index, S&P 500 Packaged Foods & Meats Index)
Years Ending

Source: S&P Compustat Services, Inc.

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 Index and the S&P 500 Packaged Foods & Meats Index is based on the stock price or composite index at the end of fiscal 1997. The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P 500 Packaged Foods & Meats Index with the investment weighted on market capitalization. S&P discontinued the S&P Food Group Index in 2002, and the Company has selected the S&P 500 Packaged Foods & Meats Index as the replacement index in the graph.

CERTAIN TRANSACTIONS

The Company has historically engaged in lease agreements and other transactions with various of its executive officers, directors and their affiliates. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All existing related party transactions have been reviewed by the Special Committee. All new related party transactions will be reviewed by the Governance Committee.

The following list is a summary of transactions during fiscal 2002 between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $60,000. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company’s business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company’s particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options; however, certain of the leases related to the Company’s production of live swine will be terminated in fiscal 2003.

1.    During fiscal 2002, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $394,567; (ii) a partnership of which John Tyson and the Estate of Randal Tyson are partners, $211,056; (iii) entities in which Joe F. Starr and the children of Don Tyson, including John Tyson, are partners or owners, $675,060; (iv) the Tyson Children Partnership, of which John Tyson is a partner, $450,000; (v) Estate of Randal Tyson, $75,756; (vi) JHT, LLC, of which Don Tyson and the Estate of Randall Tyson are the members, $30,000; (vii) Leland E. Tollett, $140,640; (viii) certain entities controlled by Joe F. Starr, $64,368; and (ix) Gerald M. Johnston, $246,732.

2.    The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Don Tyson, John Tyson, the Estate of Randal Tyson and Joe Fred Starr are members, with aggregate lease payments during fiscal 2002 of $2,043,552.

3.    During fiscal 2002, the Company had a contract for swine growout services with a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $167,613.

4.    A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen research and development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 2002.

5.    Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 2002, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $6,562,375; Joe F. Starr, $1,544,603; Barbara A. Tyson, $455,098; and John Tyson, $1,589,121.

6.    During fiscal 2002, the Company had contracts for poultry growout services with (i) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $93,907; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $77,681.

7.    The Company previously entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company’s chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,521,427 for fiscal 2002 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $2,032,946 for fiscal 2002 pursuant to such agreement.

8.    During fiscal 2002, the Company leased office and warehouse space from entities in which Joe F. Starr and the children of Don Tyson, including John Tyson, are partners or owners, with aggregate lease payments of $186,000.

9.    During fiscal 2002, Shelby Massey Farms, which is owned by Shelby Massey, received proceeds of $10,111,386 for cattle owned by Shelby Massey Farms, which cattle were fed at custom feedyards and sold to a subsidiary of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal 2002, all filing requirements applicable to directors and executive officers have been complied with.

AUDITORS

Ernst & Young LLP has been selected as the Company’s independent auditors. Representatives of Ernst & Young LLP will be present at the annual shareholders meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 28, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for the same fiscal year were $1,468,713.

Financial Information Systems Design and Implementation Fees

The Company did not incur any fees to Ernst & Young LLP for financial information systems design and implementation services for the fiscal year ended September 28, 2002.

All Other Fees

The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended September 28, 2002 were $1,728,629, including audit-related services of $804,845 and non-audit services of $923,784. Audit-related services include fees primarily related to statutory audits and a separate audit of a subsidiary. Non-audit services were primarily for tax services.

In making its determination regarding the independence of Ernst & Young LLP, the Audit Committee of the Board of Directors of the Company considered whether the provision of the services covered in the sections herein regarding “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining such independence.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2004 Annual Meeting of Shareholders (the “2004 Annual Meeting”) must be received by the Company on or before September 3, 2003, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s Bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2004 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2004 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2003, which report will be filed with the SEC in August 2003.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY’S 2002 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY’S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF DECEMBER 24, 2002, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY. IN ADDITION, THE 2002 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO, ARE AVAILABLE ON THE COMPANY’S WEBSITE AT www.tysonfoodsinc.com UNDER “INVESTORS.”

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson
Secretary

January 2, 2003

APPENDIX A
CHARTER
of the
AUDIT COMMITTEE
of the
BOARD of DIRECTORS of TYSON FOODS, INC.

I.    PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors of Tyson Foods, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing and appraising (a) the financial reports and other financial information provided by the Company to shareholders, potential shareholders, and the investment community; (b) reports resulting from the performance of audits by the independent auditor and the internal auditor concerning the Company’s systems of internal controls regarding finance and accounting that management and the Board of Directors have established; (c) the integrity of the Company’s financial statements; (d) the Company’s compliance with legal and regulatory requirements; (e) the independent auditor’s qualifications and independence; (f) the performance of the Company’s internal audit function and independent auditor; and (g) the Company’s auditing, accounting and financial reporting processes in general.

Consistent with its function, the Committee shall encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•
Serve as an independent and objective party to monitor the Company’s financial reporting, auditing and accounting processes and the systems of internal controls regarding finance and accounting compliance;

•	Be directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the Company’s independent auditor;

•	Review and appraise the audit efforts of the Company’s internal audit department; and

•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditor, and the Board of Directors.

In fulfilling its responsibilities, the Committee shall have direct access to the independent auditor as well as anyone within the Company, and the independent auditor shall report directly to the Committee. The Committee shall have the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary or appropriate in the performance of its duties. The Committee will primarily fulfill its responsibilities by carrying out the activities outlined in Section IV of this Charter.

II.    COMPOSITION

Members of the Committee shall meet the independence, financial literacy and expertise, and other qualification requirements of the federal securities laws and the applicable regulations of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”) and the Public Company Accounting Oversight Board. The Committee shall be comprised of three or more directors as determined by the Board of Directors. The Board of Directors shall determine in its business judgment the adequacy of the qualifications of each member of the Committee.

III.    MEETINGS

The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall provide sufficient opportunity for the internal and independent auditor to meet with the Committee without members of management present. At least quarterly, the Committee shall meet separately with the independent auditor, with the internal auditor and with management.

IV.    RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to effectively react to changing conditions. The Committee shall take all appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior. To fulfill its responsibilities, the Committee shall obtain the approval of the Board of Directors for the adoption of this Charter and review and reassess this Charter on an annual basis. The Committee shall also annually review its own performance. More specifically, the Committee shall:

Financial Statement and Disclosure Matters

1.
Review the Company’s annual audited financial statements contained in the annual report to shareholders with financial management and the independent auditor prior to the filing of the Company’s Annual Report on Form 10-K to determine that the independent auditor does not take exception to the disclosure and content of the financial statements and that the auditor believes such financial statements reflect all material correcting adjustments that have been identified by the independent auditor in accordance with generally accepted accounting principles and the rules and regulations of the SEC. Also, any other matters required to be communicated to the Committee by the independent auditor pursuant to Statement on Auditing Standards (“SAS”) No. 61, Communication With Audit Committees, shall be discussed, including significant adjustments, management judgments and accounting estimates, significant new accounting policies, the management letter provided by the independent auditor and the Company’s response thereto, and any difficulties or problems encountered in the course of the audit work or disagreements with management and management’s response.

2.
Review the Company’s quarterly financial statements with financial management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q to determine that the independent auditor does not take exception to the disclosure and content of the financial statements and that the auditor believes such financial statements reflect all material correcting adjustments that have been identified by the independent auditor in accordance with generally accepted accounting principles and the rules and regulations of the SEC. Also, review with financial management and the independent auditor the results of their timely analysis of significant financial reporting issues and practices, and discuss any other matters required to be communicated to the Committee by the independent auditor pursuant to SAS No. 61.

3.	Confirm with management of the Company and the independent auditor that:

a.
Each annual and quarterly financial report required to be filed with the SEC discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

b.
Any pro forma financial information contained in any periodic or other report filed with the SEC pursuant to the securities laws, or in any public disclosure or press or other release, is presented in a manner that complies with applicable requirements of law and the rules and regulations of the SEC.

4.
Discuss with management and the independent auditor (a) the Company’s disclosures in its periodic reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and (b) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and disclosure controls and procedures, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative accounting treatments on the Company’s financial statements.

5.
Review with financial management and the independent auditor their judgments about (a) the quality, not just acceptability, of the Company’s accounting principles; (b) the consistency of application of the Company’s accounting policies; and (c) the clarity and completeness of the financial statements and related disclosures.

6.
Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8.
Inquire of management, the internal auditor, and the independent auditor about significant financial risks or exposures to the Company and assess the steps management has taken to mitigate such risks or exposures.

The Independent Auditor

9.
Meet with the independent auditor of the Company to review and approve in advance for the current year the engagement of the independent auditor to audit the annual financial statements of the Company and its divisions and subsidiaries, including timely quarterly reviews. The Committee may meet with management of the Company and solicit its views as to the engagement of the independent auditor, but the Committee shall retain the ultimate authority and responsibility for such engagement. In addition, the Committee shall review procedures to be utilized by the independent auditor (including planning and staffing of the audit), the amount of the independent auditor’s compensation, and at the conclusion of such engagement, any comments or recommendations of the independent auditor. The engagement of the independent auditor shall comply with all applicable requirements of law, including the following:

a.	The Committee shall approve in advance all audit services to be performed by the independent auditor.

b.	With respect to non-audit services, the independent auditor shall not perform any such services that are prohibited by the Sarbanes-Oxley Act of 2002 or any rule or regulation promulgated thereunder.

c.
The Committee shall approve in advance as required by law any non-audit services that may be performed by the independent auditor and verify such non-audit services are disclosed in the Company’s periodic reports. The Committee may delegate to one or more of its designated members, the authority to grant pre-approvals of non-audit services. The decisions of any designee to pre-approve a non-audit service shall be presented to the full Committee at each of its scheduled meetings.

d.
Each of the lead (or coordinating) audit partner (having primary responsibility for the audit) and the audit partner responsible for reviewing the audit shall have not performed audit services for the Company in each of the 5 previous fiscal years of the Company.

10.
Maintain a clear understanding with the independent auditor that it is ultimately accountable to the Committee as representatives of the shareholders, and that the Committee has the ultimate authority and is directly responsible for the appointment, compensation, oversight, and where appropriate, replacement of the independent auditor.

11.	Establish procedures for:

a.	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b.	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.
On an annual basis, review with the independent auditor (a) the independent auditor’s internal quality-control procedures, and (b) all relationships between the independent auditor and the Company. Also, obtain and review reports from the independent auditor as required by applicable law and regulation. Taking into account the opinions of management and the internal auditor, evaluate the qualifications, performance and independence of the independent auditor, including the nature and scope of any disclosed relationships or professional non-audit services provided to the Company by the independent auditor. The Committee shall take, or recommend the Board of Directors take, appropriate action to ensure high-quality level audits by, and the continuing independence of, the independent auditor.

13.
In connection with each periodic report of the Company, review a report from senior management containing an evaluation of the effectiveness of the Company’s disclosure controls and procedures, which shall include the report of the Chief Executive Officer and Chief Financial Officer to be included in each Quarterly Report on Form 10-Q regarding the Company’s disclosure controls and procedures, and the report of management to be included in each Annual Report on Form 10-K regarding the effectiveness of the Company’s internal control structure and procedures for financial reporting.

14.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent auditor who are or were engaged on the Company’s account.

The Internal Auditor

15.	Review and concur with management’s appointment, termination, or replacement of the internal auditor.

16.
Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plan for the coming year (including responsibilities, budget and staffing), and the coordination of such plan with the independent auditor.

17.	Receive prior to each meeting a summary of significant findings from completed internal audits and the status of implementation of related recommendations.

18.	Receive a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Committee Reporting

19.	Report regularly to the Board of Directors.

20.
Review, approve, and include a report in the proxy statement for the Company’s annual meeting of shareholders disclosing whether the Committee has (1) reviewed and discussed the audited financial statements with management and the independent auditor; (2) discussed with the independent auditor the matters required to be discussed by SAS No. 61; and (3) received from the independent auditor disclosures regarding its independence required by Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions With Audit Committees, and discussed with the independent auditor its independence. In addition, the report shall include a statement whether, based on the review and discussions conducted pursuant to the previous sentence, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

21.	Include a copy of this Charter in the proxy statement for the Company’s annual meeting of shareholders at least triennially or the year after any significant amendment to the Charter.

22.	Submit the minutes of all meetings of the Committee to the Board of Directors.

Other Compliance

23.
The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the board of directors, for payment of compensation (a) to the independent auditor and (b) to any advisers employed by the Committee.

24.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

25.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26.	Review with the Company’s legal department any matter that could have a significant impact on the Company’s financial statements.

27.	Perform any other activities consistent with this Charter and the Company’s By-Laws as the Committee or the Board of Directors deem necessary or appropriate.

V.    LIMITATIONS OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the Committee’s duty to audit the Company’s financial statements or to determine that the Company’s financial statements are complete and accurate or in accordance with GAAP. These are the responsibilities of management and the independent auditor.

P R O X Y

TYSON FOODS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 7, 2003

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Leland E. Tollett, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on February 7, 2003, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

1.    To elect the following ten (10) members to the Board of Directors:

01-Don Tyson, 02-John Tyson, 03-Leland E. Tollett,
04-Barbara A. Tyson, 05-Lloyd V. Hackley,
06-Jim Kever, 07-David A. Jones, 08-Robert L. Peterson,
09-Richard L. Bond, 10-Jo Ann R. Smith

2.    To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
SEE REVERSE
SIDE

é  FOLD AND DETACH HERE  é

ANNUAL MEETING OF SHAREHOLDERS
OF
TYSON FOODS, INC.
FEBRUARY 7, 2003
WALTON ARTS CENTER
FAYETTEVILLE, ARKANSAS

☒	Please mark your votes as in this example.	2534

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR ITEM 1.
1. Election of Directors	FOR ☐	WITHHELD ☐	2. To consider and act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
For, except vote withheld from the following nominee(s): Write number(s) of nominee(s).

I PLAN TO ATTEND THE MEETING.                                                     ☐

(The signature(s) should be exactly as the name appears at left. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

Please sign, date and return this proxy as soon as possible.

SIGNATURE (S) DATE

é  FOLD AND DETACH HERE  é

[LOGO]

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Tyson Foods, Inc. that you are entitled to vote including any common shares held on your behalf in Tyson Foods, Inc. employee benefit plans.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.tysonfoodsinc.com/IRto vote via the Internet. You can also register at this site to access future proxy materials electronically.

•
Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•
Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Tyson Foods, Inc., c/o EquiServe Trust Company, P.O. Box 8935, Edison, New Jersey 08818-9147.

You can vote by phone or via the Internet anytime prior to February 06, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.